Exhibit 99.1

Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102-8260
News Release

Investor Contact	Shea Snyder	405 552 4782

Media Contact	Chip Minty	405 228 8647
DEVON ENERGY COMPLETES EXIT FROM GULF OF MEXICO
OKLAHOMA CITY – June 10, 2010 – Devon Energy Corporation (NYSE:DVN) today announced that it has completed the previously announced sale of its Gulf of Mexico shelf assets to Apache Corporation for $1.05 billion, or approximately $840 million after tax. The agreement covers Devon’s interests in approximately 150 blocks located offshore Texas, Louisiana and Alabama. The effective date of the sale was January 1, 2010.
During 2009, Devon’s production from the Gulf of Mexico shelf was approximately 62 million cubic feet of natural gas and nine thousand barrels of liquids per day. As of December 31, 2009, Devon’s reported estimated proved reserves associated with the shelf assets included 144 billion cubic feet of natural gas and 15 million barrels of liquids.
“This transaction, coupled with the recent close of the sale of our deepwater assets, essentially completes Devon’s exit from the Gulf of Mexico,” said John Richels, Devon’s president and chief executive officer.
On November 16, 2009, Devon announced plans to divest its Gulf of Mexico and international assets to allow the company to focus on its world-class North American onshore assets. The divestiture proceeds are being allocated between the acceleration of development of Devon’s North American onshore properties, debt reduction and share repurchases. Upon completion of the repositioning, Devon will emerge with even more liquidity and with one of the strongest balance sheets in its peer group.
The company has now announced the sale of the majority of the divestiture assets. Closing of its Panyu field offshore China is expected later this month, with the sale closings for the company’s assets in Brazil and Azerbaijan to follow in the second half of the year. Data rooms for the remaining international assets are currently open. Devon expects the closings of all divestitures to be completed prior to year-end.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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